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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-32249

(CHECK ONE):
[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-QSB   [ ] Form N-SAR
[ ] Form N-CSR

                      For Period Ended:  March 31, 2004.

                      Transition Report on Form 10-K
                      Transition Report on Form 20-F
                      Transition Report on Form 11-K
                      Transition Report on Form 10-Q
                      Transition Report on Form N-SAR For the Transition Period
                  Ended:________________________________________________________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________
PART I-- REGISTRANT INFORMATION

                     Entech Environmental Technologies, Inc.
                     ---------------------------------------
                             Full Name of Registrant


            8513 Rochester Avenue, Rancho Cucamonga, California 91730
            ---------------------------------------------------------
                      Address of Principal Executive Office

PART II-- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)    The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
 [X]      (b)    The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
                 N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)    The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.



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PART III-- NARRATIVE

         State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The registrant is awaiting information from its auditors in order to complete the preparation of the registrant's March 31, 2004 Form 10-QSB. Accordingly, the registrant requests a five-day extension until May 24, 2004 to file its Form 10-QSB.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Steven D. Rosenthal                 909                       477-3200
     -------------------                 ---                       --------
          (Name)                     (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s). Yes [X] No [ ]
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]

         Entech Environmental Technologies, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date May 17, 2004                               By /s/ Steven D. Rosenthal
                                                   -----------------------------
                                                   Steven D. Rosenthal
                                                   Chief Executive Officer